FOR IMMEDIATE RELEASE

Investor Contact:
Carol DiRaimo, (913) 967-4109

Media Contact:
Laurie Ellison, (913) 967-2718

                    Applebee's International Provides Update
               on the Strategy Committee of the Board of Directors

OVERLAND  PARK,   KAN.,  March  12,  2007  -  Applebee's   International,   Inc.
(Nasdaq:APPB) and its Board of Directors today provided an update on the activities of its Strategy Committee.

The independent co-chairs of the Strategy Committee are Jack Helms, chairman of Goldsmith, Agio and Helms, a Minneapolis-based investment banking firm, and Eric Hansen, member, Holman, Hansen & Colville, P.C., a Kansas City law firm. The other members of the committee, all independent directors, include Mike Volkema, chairman of Herman Miller, Inc. (Nasdaq:MLHR), a leading global provider of office furniture and services; Burton "Skip" Sack, former Applebee's franchisee and executive, former chairman of the National Restaurant Association and the company's largest individual shareholder; and Pat Curran, chairman of Cook Composites and Polymers, a global leader in gel coatings and resins.

Helms, Volkema and Sack are the company's slate of independent directors who will be nominated for re-election to the board at the shareholder meeting this spring. The company's fourth nominee for re-election will be Lloyd Hill, former chief executive officer and current chairman of the board.

The Strategy Committee has a broad mandate to conduct a comprehensive and independent evaluation of the company's strategic alternatives. The committee is reviewing both the company's business and financial strategies.

From a business perspective, the committee is focusing on the company's returns on capital, the mix of company-owned versus franchised restaurants, overhead cost structure and strategies for improving same-store sales.

From a financial perspective, the committee currently is in the process of reviewing a variety of alternatives to determine its optimal capital structure, potential use of proceeds from any additional borrowings, and the potential impact on the company's long-term value as a stand-alone entity. Simultaneously, the committee is exploring a potential sale of the company and has instructed its advisors to contact potential buyers in an organized process designed with the help of the committee's financial and legal advisors.

At this time, it is premature to comment on the likelihood or potential values in a recapitalization or sale relative to the other options the committee is evaluating. There can be no assurance that any transaction will be pursued, or if pursued, that it will be consummated by the company.

"After several months of work, we are deep into our review of the company's business plan and have more recently begun our evaluation of the company's financial strategies," Helms said. "Our advisors are working productively with the management team, and the committee and full board are involved in the process. Our goal is to develop visible business and financial initiatives that maximize value for all shareholders. We are leaving nothing of significance out of our scope and have not yet reached any conclusions, preliminary or otherwise, on which strategy would be in the best interests of shareholders. Members of the Strategy Committee and full board are substantial shareholders in their own right, so our work clearly aligns with the best interests of our shareholder base."

The committee is expected to require approximately an additional six to eight weeks to conduct its preliminary financial review. The committee does not anticipate having a definitive recommendation at that time but hopes to be in a position to provide shareholders with more information on its thinking.

                                    * * * * *

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of Feb. 25, 2007, there were 1,942 restaurants operating system-wide in 49 states, 16 international countries, and one U.S. territory. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

IMPORTANT INFORMATION

Applebee's International, Inc. ("Applebee's") plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with its 2007 Annual Meeting, and advises its security holders to read the proxy statement and other documents relating to the 2007 Annual Meeting when they become available, because they will contain important information. Security holders may obtain a free copy of the proxy statement and other documents (when available) that Applebee's files with the SEC at the SEC's web site at www.sec.gov. The proxy statement and these other documents may also be obtained for free from Applebee's by directing a request to our Corporate Secretary, Applebee's International, Inc., 4551 West 107th Street, Overland Park, KS 66207.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Applebee's, its directors and named executive officers may be deemed to be participants in the solicitation of Applebee's security holders in connection with its 2007 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Applebee's Annual Report on Form 10-K for the year ended December 31, 2006, and its proxy statement dated April 11, 2006, each of which is filed with the SEC. To the extent holders of Applebee's securities have changed from the amounts disclosed in the proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC's website at www.sec.gov.

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